Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES THE RETIREMENT OF ITS

CHIEF FINANCIAL OFFICER, ALFORD B. NEELY

Brian Mazeski, Controller, has been Promoted to Chief Accounting Officer

DENVER, COLORADO, July 31, 2012 — Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas company headquartered in Denver, Colorado, with significant assets in the North Dakota Bakken and Three Forks, Kansas, Nebraska, the Texas Panhandle and Oklahoma, announced that, effective today, its Chief Financial Officer, Alford B. Neely, has retired and Brian Mazeski, the Company’s Controller, has been promoted to Chief Accounting Officer and he will also now serve as the Company’s Principal Financial Officer and Principal Accounting Officer.  The Company previously announced Mr. Neely’s intention to retire in a press release dated June 14, 2012.

Mr. Neely, age 66, joined Credo in 2006, and was promoted to Chief Financial Officer in 2008.  During his tenure as CFO, Credo has successfully transitioned from being primarily a natural gas producer to becoming primarily an oil producer in a relatively short time frame.  As a result, the Company has experienced significant growth which recently culminated in the signing of a definitive agreement pursuant to which Forestar Group Inc. will acquire Credo in an all cash transaction for $14.50 per share, or approximately $146 million.

Mr. Mazeski, age 40, is a certified public accountant, and he worked for PriceWaterhouseCoopers, LLP from 1996 to 2001.  He has subsequently been employed as Controller by several public companies and, most recently, served as Principal Accounting Officer of a public company.

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover additional reserves from largely depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:                        Michael D. Davis

Chief Executive Officer (Interim)

or

Brian C. Mazeski

Chief Accounting Officer

303-297-2200

Website:                       www.credopetroleum.com